Exhibit 2


                          AGREEMENT AND PLAN OF MERGER

                                      among

                    CONVERSION SERVICES INTERNATIONAL, INC.,

                                ISI MERGER CORP.,

                           INTEGRATED STRATEGIES, INC.

                                       and

                               ISI CONSULTING, LLC

                            Dated as of July 29, 2005

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of July 29, 2005 (this "Merger Agreement"), among Conversion Services International, Inc., a Delaware corporation ("CSI"), ISI Merger Corp., a Delaware corporation and a wholly owned subsidiary of CSI ("Merger Sub"), Integrated Strategies, Inc. ("ISI"), a Delaware corporation, ISI Consulting, LLC, a Delaware limited liability company ("LLC") and Adam Hock and Larry Hock (the "Majority Stockholders").

            WHEREAS, the Boards of Directors or other governing bodies of CSI, Merger Sub, ISI and LLC have each approved the merger of ISI and LLC with and into Merger Sub (the "Merger") upon the terms and subject to the conditions of this Merger Agreement, thus enabling Merger Sub to acquire all of the common stock of ISI and all of the membership interests of LLC in exchange for cash and CSI's common stock, par value $0.001 ("CSI Common Stock");

            WHEREAS, the Majority Stockholders (or members, as applicable) of ISI and LLC have approved the Merger and the terms of this Merger Agreement; and

            WHEREAS, CSI, Merger Sub, ISI, LLC and the Majority Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

            NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:


                                   ARTICLE I
                                   THE MERGER

Section 1.01 The Merger; Effective Time of the Merger.

      Upon the terms and conditions of this Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act ("DLLCA"), ISI and LLC shall be merged with and into Merger Sub at the Effective Time (as hereinafter defined). The Merger shall become effective immediately when a certificate of merger (the "Certificate of Merger"), prepared and executed in accordance with the relevant provisions of the DGCL and DLLCA, is duly filed with the Secretary of State of the State of Delaware or, if agreed to by the parties, at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The filing of the Certificate of Merger shall be made as soon as practicable after the closing of the Merger (the "Closing").

Section 1.02 Closing.

      The Closing shall take place at on a date and at a time to be specified by the parties (the "Closing Date"), at the offices of CSI, unless another date, time or place is agreed to by the parties.

Section 1.03 Merger Consideration.

      (a) Subject to adjustments set forth in Sections 1.03(b) and 1.03(c) below, the aggregate consideration to be paid at the Closing to the Majority Stockholders shall consist of cash and notes with an aggregate value of approximately $2,215,000 (collectively, the "Base Consideration"), consisting of
(i) cash of $2,050,000, minus any amounts owed by ISI under its line of credit with Commerce Bank (the "Line of Credit"); (ii) a note in the Form on Exhibit A which note shall be in principal amount equal to the Line of Credit minus $50,000 (the "Line of Credit Note"), and payments on such Line of Credit Note shall be due and payable in cash within seven (7) business days upon receipt of outstanding accounts receivable acquired by Merger Sub in the Merger; and (iii) a subordinated note of $165,000 with interest accruing at a rate of 5% per annum (the "Subordinated Note" in form substantially similar to Exhibit B attached hereto), which Subordinated Note and accrued interest shall be due and payable in cash on the 15-month anniversary of the Closing Date. ISI represents that as of the Closing Date, the working capital (current assets less current liabilities) of ISI shall equal $450,000 as shown on a ISI Financial Statements as prepared in accordance with generally accepted accounting principles ("GAAP"). If the working capital is less than $450,000, then the difference shall be subtracted from the Line of Credit Note.

      (b) In the event ISI meets the following Total Revenue and Gross Profits thresholds (each as defined below) for the two six-month periods subsequent to the Closing Date, then the Majority Stockholders will receive, in addition to the Base Consideration, additional cash and shares of CSI Common Stock ("Additional Stock Consideration"), as follows:

            (i) Sixty (60) days after the six-month anniversary of the date hereof, the Majority Stockholders shall receive a payment equal to the result obtained by multiplying $500,000 by the quotient obtained by dividing (A) the Gross Profit (as defined below) achieved in that six-month period, by (B) $900,000, but only upon obtaining at least 80% of each of the pre-determined projections as listed below in Section 1.03(c) (the "Projections") on that six-month anniversary of the Closing. This payment shall be made in two equal payments of cash and CSI Common Stock. The number of shares of CSI Common Stock issued hereunder shall be based on the volume-weighted average closing price of the CSI Common Stock on the national securities exchange or automated quotation system upon which such shares are then listed for the ten (10) trading days prior to the six-month anniversary of the Closing. Solely by way of illustration, if, in that six-month period, ISI achieves a Gross Profit of $945,000, or 105% of the first six-month period projection, the Majority Stockholders shall be entitled to receive $262,500 cash and $262,500 CSI Common Stock, for a total of $525,000; and

            (ii) Sixty (60) days after the one-year anniversary of the date hereof, the Majority Stockholders shall receive a payment equal to the result obtained by multiplying $500,000 by the quotient obtained by dividing (A) the Gross Profit (as defined below) achieved in the six-month period immediately following the period set forth in Section 1.03(b)(i) above, by (B) $900,000, but only upon obtaining at least 80% of each of the Projections on that one-year anniversary of the Closing. This payment shall be made in two equal payments of cash and CSI Common Stock. The number of shares of CSI Common Stock issued hereunder shall be based on the volume-weighted average closing price of the CSI Common Stock on the national securities exchange or automated quotation system upon which such shares are then listed for the ten (10) trading days prior to the one-year anniversary of the Closing.

      (c) The "Projections" are defined herein as follows:

--------------------------------------------------------------------
                           ISI Total Revenue for    ISI Gross Profit
                            applicable six-month     for applicable
                                   period           six-month period
--------------------------------------------------------------------
(i) First six-month                   $3,000,000            $900,000
period, ending on the
six-month anniversary of
the Closing Date
--------------------------------------------------------------------
(ii) Second six-month                 $3,000,000            $900,000
period, ending on the
one-year anniversary of
the Closing Date, not to
include the six months
in (i) above
--------------------------------------------------------------------


            The determination of Total Revenue and Gross Profits shall be calculated no later than 60 days following the end of the applicable six-month period. As used herein, "Total Revenue" shall (i) include only Net Revenue (as defined below) from ISI's operations during the applicable six-month period,
(ii) be determined in accordance with GAAP, applied on a basis consistent with the historical audited consolidated financial statements of ISI (included in the ISI Financial Statements (as defined below) and the financial statements prepared for the financial reporting period ending prior to the applicable six-month period) and (iii) exclude the impact of any adjustments or modifications to the historical carrying values of ISI's assets and liabilities resulting from the recording by CSI of the transaction contemplated by this Merger Agreement. Notwithstanding the immediately preceding sentence, if the accounting policies and procedures applied by ISI in the preparation of its historical audited consolidated financial statements are not in accordance with GAAP, then Total Revenue shall be equal to the lesser of (a) ISI's total Net Revenue derived from its operations during the applicable period determined on a basis consistent with the accounting policies and procedures applied by ISI in the preparation of its historical audited consolidated financial statements, or
(b) ISI's Net Revenues derived from its operations during the applicable period determined in accordance with GAAP. As used herein, "Gross Profits" equals Net Revenues minus the cost of services (as defined by GAAP). Cost of services includes, but is not limited to, cost of employee consultants, cost of outside consultants, related payroll taxes and benefits, related training, travel and entertainment. Gross Profit shall not include charges incurred by ISI from CSI outside of the ordinary course of business. "Net Revenue" equals total client billings actually received net of client reimbursements for billable expenses, including, but not limited to, travel, lodging and meals. For the purpose of determining Total Revenue and Gross Profits, future revenues earned by any company associated with CSI that derive from existing client relationships of ISI and LLC or their current employees, divisions or affiliates (not previously established by CSI, its subsidiaries or affiliates) shall be included in the calculation of Net Revenue. To receive credit for the Additional Stock Consideration, the Majority Stockholders and CSI agree that the Majority Stockholders will identify a client or customer prior to the beginning of a client engagement so both parties may determine in good faith if such client or customer has an existing relationship with CSI.

      (d) CSI will (a) deposit in escrow (i) a portion of the Base Consideration with a fair market value equal to $200,000 (the "Escrowed Amount"), consisting of the Subordinated Note (equaling $165,000), and (ii) a $35,000 of the Line of Credit Note, and (b) sixty (60) days after the six-month anniversary of the Closing Date, an amount in CSI Common Stock equal to 10% of the amount issuable to Majority Stockholders under the terms of Section 1.03(b)(i), to cover any potential liabilities (i) incurred from the lawsuits (the "Lawsuits") currently pending against ISI or LLC and related parties as disclosed in Section 3.01(i) to the ISI Disclosure Letter (as hereinafter defined) and (ii) covered by the indemnification provisions of Section 4.07 below, to be held in escrow pursuant to the terms of the Escrow Agreement attached hereto as Exhibit C. All expenses related to such Escrowed Amount shall be the responsibility of CSI.

Section 1.04 Effects of the Merger.

      (a) At the Effective Time: (i) ISI and LLC shall be merged with and into Merger Sub, the separate existences of ISI and LLC shall cease, and Merger Sub shall continue as the surviving corporation (Merger Sub, ISI and LLC are sometimes referred to herein as the "Constituent Corporations" and Merger Sub is sometimes referred to herein as the "Surviving Corporation") and the merger shall have such effects as are set forth in the DGCL and the DLLCA; (ii) the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

      (b) The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

      (c) At the Effective Time, all of the shares of ISI Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of ISI, Merger Sub or CSI, be converted into and be exchangeable for the Base Consideration payable to the Majority Stockholders, in their capacity as stockholders of ISI pursuant to the terms of this Agreement, shall be distributed.

      (d) At the Effective Time, all LLC Membership Interests (as defined below) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of LLC, Merger Sub or CSI, be converted into and be exchangeable for the Base Consideration payable to the Majority Stockholders, in their capacity as membership holders of LLC pursuant to the terms of this Agreement, shall be distributed.

      (e) At the Effective Time, all options, warrants, convertible notes and other rights, entitling the holders thereof to purchase or otherwise acquire any shares of ISI capital stock or membership interests of LLC shall be canceled, retired and cease to exist at and as of the Effective Time.


                                   ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                        EXCHANGE OF MERGER CONSIDERATION

Section 2.01 Effect on Capital Stock.

            At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, no par value, of ISI ("ISI Common Stock") or membership interests of LLC ("LLC Membership Interests"), the Base Consideration and the Additional Stock Consideration paid or issued in accordance with the terms of this Merger Agreement shall be deemed to have been issued, or shall have been reserved for issuance, as applicable, in full satisfaction of all rights pertaining to ISI Common Stock and LLC Membership Interests. At the Effective Time, each share of ISI Common Stock and all LLC Membership Interests owned prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares or membership interests shall cease to have any rights with respect thereto, except the right to receive its portion of the Base Consideration and the Additional Stock Consideration.

            If, subsequent to the date of this Merger Agreement but prior to the Effective Time, or prior to the date payment of Additional Stock Consideration is made, as the case may be, the number of shares of CSI Common Stock issued and outstanding is changed as a result of a stock split, reverse stock split, recapitalization, reclassification or other similar transaction, the CSI Common Stock and other items dependent thereon shall be appropriately and equitably adjusted herein.

Section 2.02 Exchange of Certificates for Merger Consideration.

      (a) Exchange Procedures. Upon surrender of a certificate or certificates which, immediately prior to the Effective Time, represented all the outstanding shares of ISI Common Stock and LLC Membership Interests (the "Certificates") for cancellation to CSI or to such other agent or agents as may be appointed by CSI, and any other required documents, the holder of record of such Certificate shall be entitled to receive in exchange therefor the portion of the Base Consideration which such holder has the right to receive, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of ISI Common Stock and LLC Membership Interests that is not registered in the transfer records of ISI or LLC, respectively, the appropriate Base Consideration may be issued to a transferee if the Certificate representing such ISI Common Stock and LLC Membership Interests is presented to CSI accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the appropriate Base Consideration as contemplated by Section 2.02(b).

      (b) No Further Ownership Rights in ISI Common Stock or LLC Membership Interests. All shares of CSI Common Stock issued in exchange for and upon the conversion of ISI Common Stock and LLC Membership Interests in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(a) or 2.02(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ISI Common Stock and LLC Membership Interests, subject, however, to the rights pertaining to such shares of ISI Common Stock and LLC Membership Interests with respect to Additional Stock Consideration, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of ISI Common Stock and LLC Membership Interests that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

      (c) No Liability. None of the parties shall be liable to any holder of shares of ISI Common Stock, LLC Membership Interests or CSI Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Majority Stockholders.

      Subject to the exceptions set forth in the disclosure letter to be delivered by the Majority Stockholders to CSI and Merger Sub in connection herewith (the "ISI Disclosure Letter"), the Majority Stockholders jointly and severally represent and warrant to CSI and Merger Sub as follows:

      (a) Organization, Standing and Power.

            (i) Each of ISI and LLC is an entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be so organized or so to qualify (individually or in the aggregate) would not have a Material Adverse Effect (as hereinafter defined) on ISI and LLC. ISI has delivered to CSI complete and correct copies of its Certificate of Incorporation and Bylaws, and LLC has delivered to CSI complete and correct copies of its Certificate of Formation and limited liability company operating agreement.
Section 3.01(a) of the ISI Disclosure Letter sets forth each direct or indirect Subsidiary of ISI or LLC and its jurisdiction of organization and the jurisdictions where it is qualified to do business.

            (ii) As used in this Merger Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which are held by such party or any Subsidiary of such party that do not have a majority of the voting interest in such partnership); or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

            (iii) As used in this Merger Agreement, a "Material Adverse Effect" shall mean any effect or change that is or would be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of (i) in respect of ISI and LLC, ISI and LLC and their direct and indirect Subsidiaries, taken as a whole, and (ii) in respect of CSI, CSI and all of its direct and indirect Subsidiaries, taken as a whole.

      (b) Capital Structure.

            (i) Section 3.01(b)(i) of the ISI Disclosure Letter sets forth the authorized, issued and outstanding capital stock or other equity interests of ISI, LLC and each of their respective Subsidiaries as well as any other securities (including debt securities) of ISI, LLC or their respective Subsidiaries. All outstanding shares of capital stock of ISI and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied and all such shares owned by ISI, or a direct or indirect wholly owned Subsidiary of ISI, are free and clear of all liens, charges, encumbrances, claims and options of any nature. All membership interests of LLC and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied and all such membership interests owned by LLC, or a direct or indirect wholly owned Subsidiary of LLC, are free and clear of all liens, charges, encumbrances, claims and options of any nature.

            (ii) Section 3.01(b)(ii) of the ISI Disclosure Letter sets forth a list of all options, warrants, convertible securities, rights, commitments (including pre-emptive rights) or agreements to which ISI or any Subsidiary of ISI is bound to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of ISI Common Stock, capital stock of an ISI Subsidiary or any other securities of ISI or its Subsidiaries. Section 3.01(b)(ii) of the ISI Disclosure Letter further sets forth a list of all options, warrants, convertible securities, rights, commitments (including pre-emptive rights) or agreements to which LLC or any Subsidiary of LLC is bound to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, LLC Membership Interests, capital stock of a LLC Subsidiary or any other securities of LLC or its Subsidiaries.

            (iii) Except as disclosed in Section 3.01(b)(iii) of the ISI Disclosure Letter, there are not as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which ISI or LLC or Majority Stockholders are a party or by which it is bound relating to the voting of any shares of the capital stock of ISI or membership interests of LLC or any of their Subsidiaries. There are no restrictions on ISI or LLC to vote the capital stock of any of their Subsidiaries.

      (c) Authority; No Violations; Consents and Approvals.

            (i) The Board of Directors of ISI has approved the Merger and this Merger Agreement, by vote of the directors with no negative vote, and has resolved to deem this Merger Agreement and the transactions contemplated hereby, including the Merger, advisable and fair to, and in the best interests of, ISI and its stockholders. ISI has all requisite corporate power and authority to enter into this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection therewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of ISI. This Merger Agreement and each of the agreements required to be executed in connection therewith have been duly executed and delivered by ISI and constitutes a valid and binding obligation of ISI enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors' rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

                  The Board of Managers of LLC has approved the Merger and this Merger Agreement, by vote of the members with no negative vote, and has resolved to deem this Merger Agreement and the transactions contemplated hereby, including the Merger, advisable and fair to, and in the best interests of, LLC and its members. LLC has all requisite corporate power and authority to enter into this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection therewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of LLC. This Merger Agreement and each of the agreements required to be executed in connection therewith have been duly executed and delivered by LLC and constitutes a valid and binding obligation of LLC enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors' rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

                  This Merger Agreement and each of the agreements required to be executed in connection therewith have been duly executed and delivered by the Majority Stockholders and constitutes a valid and binding obligation of the Majority Stockholders enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors' rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

            (ii) The execution and delivery of this Merger Agreement by ISI and LLC does not, and the consummation by ISI and LLC of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ISI and LLC or any of their respective Subsidiaries under any provision of (A) the Certificate of Incorporation or Bylaws of ISI, the Certificate of Formation or limited liability company operating agreement of LLC, or any provision of the comparable charter or organizational documents of any of their respective Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to ISI and LLC or any of their respective Subsidiaries or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ISI and LLC or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that are set forth on Section 3.01(a)(ii) of the ISI Disclosure Letter.

            (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any U.S. or non-U.S. court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), is required by, or with respect to, ISI and LLC or any of their respective Subsidiaries in connection with the execution and delivery of this Merger Agreement by ISI and LLC or the consummation by ISI and LLC of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on ISI and LLC, except for: (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; or (B) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or Environmental Law.

      (d) Financial Statements. Attached hereto as Section 3.01(d)(i) to the ISI Disclosure Letter is a copy of ISI's and LLC's audited consolidated financial statements as of and for the year ended December 31, 2004, certified by Tanton & Co., and unaudited consolidated financial statements as of and for the six-month period ended June 30, 2005 (collectively, the "ISI Financial Statements"). Except as disclosed on Section 3.01(d)(ii) to the ISI Disclosure Letter, the ISI Financial Statements were prepared in accordance with GAAP, applied on a consistent basis during the periods involved and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnotes) the consolidated financial position of ISI and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of ISI and its Subsidiaries for the periods presented therein.

      (e) Absence of Certain Changes or Events. Except as disclosed in or as reflected on the ISI Financial Statements, or except as contemplated by this Merger Agreement, since June 30, 2005, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of ISI's capital stock; (ii) any amendment of any term of any outstanding equity security of ISI, LLC or any Subsidiary; (iii) any repurchase, redemption or other acquisition by ISI, LLC or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, ISI, LLC or any Subsidiary; (iv) any change in any method of accounting or accounting practice by ISI, LLC or any Subsidiary; or (v) a Material Adverse Effect with respect to ISI or LLC.

      (f) No Undisclosed Liabilities. Except as disclosed on Section 3.01(f) to the ISI Disclosure Letter, there are no liabilities of ISI, LLC or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the Current Balance Sheet included in the ISI Financial Statements; (ii) liabilities under this Merger Agreement; and (iii) as disclosed on Section 3.01(f)(i) to the ISI Disclosure Letter.

      (g) No Default. Except as included in Section 3.01(g) of the ISI Disclosure Letter, neither ISI, LLC or any Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of
(i) in the case of ISI, LLC or any Subsidiary, their respective charters, agreements and bylaws, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which ISI, LLC or any Subsidiary is now a party or by which ISI, LLC or any Subsidiary or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to ISI, LLC or any Subsidiary.

      (h) Compliance with Applicable Laws. ISI, LLC and any of their respective Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "ISI Permits") and are in compliance with the terms of the ISI Permits. The businesses of ISI, LLC and their respective Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. No investigation or review by any Governmental Entity with respect to ISI, LLC and their respective Subsidiaries is pending or threatened.

      (i) Litigation. Except as disclosed in the litigation report included in
Section 3.01(i) of the ISI Disclosure Letter, there is no (i) suit, action or proceeding pending or threatened against or affecting ISI, LLC and their respective Subsidiaries, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ISI, LLC and their respective Subsidiaries.

      (j) Taxes.

            (i) Each of ISI, LLC and their respective Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has (A) timely (taking into account any extensions) filed in correct form all federal and all state, local and non-U.S. returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or with respect to it in respect of any Taxes (as hereinafter defined), (B) timely paid all Taxes that are due and payable (except for audit adjustments that would not have a Material Adverse Effect on ISI, LLC and their respective Subsidiaries in the aggregate or to the extent that liability therefor is reserved for in ISI's and LLC's most recent, regularly-prepared balance sheet prepared as of June 30, 2005 (the "Current Balance Sheet")) for which ISI, LLC and their respective Subsidiaries may be liable, (C) established reserves that are included in the Current Balance Sheet that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of ISI, LLC and their respective Subsidiaries through the date of the Current Balance Sheet, and (D) complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

            (ii) Section 3.01(j)(ii) to the ISI Disclosure Letter sets forth the last taxable period through which the federal income Tax Returns of ISI, LLC and their respective Subsidiaries have been examined by the Internal Revenue Service ("IRS") or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state, local or non-U.S. taxing authority have been paid, fully settled or adequately provided for in the Current Balance Sheet. No federal, state, local or non-U.S. Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which ISI, LLC or any of their respective Subsidiaries would be liable, and no deficiency for any such Taxes has been proposed, asserted or assessed pursuant to any such examination against ISI, LLC and their respective Subsidiaries by any federal, state, local or non-U.S. taxing authority with respect to any period.

            (iii) Neither ISI, LLC nor any of their respective Subsidiaries (A) has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any other taxing authority (x) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which ISI, LLC and their respective Subsidiaries would be liable or (y) a closing agreement pursuant to
Section 7121 of the Internal Revenue Code (the "Code"), or any predecessor provision thereof or any similar provision of state, local or non-U.S. Tax law that relates to the assets or operations of ISI, LLC or their respective Subsidiaries, (B) has made a change in method of accounting for a taxable period ending on or prior to the Closing Date, or (C) has sold assets on the installment method.

            (iv) There are no liens or security interests on any of the assets of ISI, LLC and their respective Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax other than for Taxes which are not yet delinquent.

            (v) Neither ISI, LLC nor any of their respective Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

            (vi) Neither ISI, LLC nor any of their respective Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by ISI, LLC and their respective Subsidiaries.

            (vii) Neither ISI, LLC nor any of their respective Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement, tax indemnity agreement or similar agreement or arrangement.

            (viii) Neither ISI, LLC nor any of their respective Subsidiaries has any liability for Taxes under Treas. Reg. ss. 1.1502-6, or any similar provision of state, local or non-U.S. law, except for Taxes of the affiliated group of which ISI and/or LLC is the common parent corporation, within the meaning of
Section 1504(a)(1) of the Code or any similar provision of state, local or non-U.S. law.

            (ix) Neither ISI, LLC nor any of their respective Subsidiaries has participated in any international boycott within the meaning of Section 999 of the Code.

            (x) Except as disclosed on Section 3.01(j)(x) to the ISI Disclosure Letter, neither ISI, LLC nor any of their respective Subsidiaries has had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country.

            (xi) Neither ISI, LLC nor any of their respective Subsidiaries has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            For purposes of this Merger Agreement, "Taxes" shall mean all federal, state, local, non-U.S. and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

      (k) Employee Matters; ERISA.

            (i) Benefit Plans. Section 3.01(k)(i) to the ISI Disclosure Letter contains a true and complete list and description of each of the following items: each employee benefit plan, program or arrangement covering any current or former officer, director, employee or independent contractor of ISI, LLC or any of their respective Subsidiaries or any of their dependents or beneficiaries (each, an "ISI Beneficiary") including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not terminated or covered by ERISA, if ISI, LLC or any of their respective Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof. The items described above, together with each management, employment, deferred compensation, severance, change in control, bonus or other contract for personal services with or covering any ISI Beneficiary, whether or not terminated, if ISI, LLC or any of their respective Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof, are referred to collectively herein as the "ISI Benefit Plans."

            (ii) Contributions and Payments. All contributions and other payments required to have been made by ISI, LLC or any entity required to be aggregated therewith pursuant to Code Section 414 (an "ISI ERISA Affiliate") with respect to any ISI Benefit Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts properly accrued through the date of this Merger Agreement have been reflected in the ISI Financial Statements.

            (iii) Qualification; Compliance. Each ISI Benefit Plan that is intended to be "qualified" within the meaning of Code Section 401(a) has been determined by the IRS to be so qualified or the applicable remedial period applicable to the Plan will not have ended prior to the Effective Time, and no event or condition exists or has occurred that would reasonably be expected to result in the revocation or denial of any such determination which would have a Material Adverse Effect on ISI or LLC. With respect to each ISI Benefit Plan, ISI, LLC and each ISI ERISA Affiliate are in compliance with, and each ISI Benefit Plan and related source of benefit payment is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local law (including non-U.S. law), except for violations that would not have a Material Adverse Effect on ISI or LLC. No ISI Benefit Plan is subject to any ongoing audit, investigation or other administrative proceeding of the IRS, the Department of Labor, or any other federal, state or local governmental entity or is scheduled to be subject to such an audit, investigation or proceeding.

            (iv) Liabilities. With respect to the ISI Benefit Plans, individually and in the aggregate, there exists no condition or set of circumstances that could subject ISI, LLC or any ISI ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or to the Pension Benefit Guaranty Corporation ("PBGC"), or under any indemnity agreement to which ISI, LLC or any ISI ERISA Affiliate is a party), which liability, excluding liability for benefit claims, funding obligations and PBGC insurance premiums, each payable in the ordinary course, would have a Material Adverse Effect on ISI or LLC. No claim, action or litigation has been made, commenced or threatened, by or against ISI, LLC or any of their respective Subsidiaries with respect to any ISI Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course).

            (v) Retiree Welfare Plans. No ISI Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA Section
601).

            (vi) Payments Resulting from Merger. The consummation or announcement of any transaction contemplated by this Merger Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in (A) any payment (whether of severance pay or otherwise) becoming due from ISI, LLC or any of their respective Subsidiaries to any ISI Beneficiary or to the trustee under any "rabbi trust" or similar arrangement,
(B) any benefit under any ISI Benefit Plan being established or increased, or becoming accelerated, vested or payable (except as provided in Section 2.01(g)(i)) or (C) any payment that would not be deductible under Section 280G of the Code.

            (vii) Funded Status of Plans. Each ISI Benefit Plan that is subject to either the minimum funding requirements of ERISA Section 302 or to Title IV of ERISA has assets that, as of the date hereof, have a fair market value not less than the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof, based on the actuarial methods, tables and assumptions utilized by such plan's independent actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof, in which case those different assumptions shall apply for purposes of this representation. ISI, LLC and their respective Subsidiaries have no unfunded liabilities, as determined under local funding requirements, with respect to any ISI Benefit Plans that cover such non-U.S. employees.

            (viii) Multiemployer Plans. No ISI Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)), a multiple employer plan described in Code Section 413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)). Neither ISI, LLC nor any ISI ERISA Affiliate has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement.

      (l) Labor Matters. Except as set forth in Section 3.01(l) to the ISI Disclosure Letter,

            (i) neither ISI, LLC nor any of their respective Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation dispute involving employees of ISI, LLC or any of their respective Subsidiaries nor does ISI, LLC or any of their respective Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

            (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against ISI, LLC or any of their respective Subsidiaries pending or threatened;

            (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against ISI, LLC or any of their respective Subsidiaries pending or threatened;

            (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending or threatened against or involving ISI, LLC or any of their respective Subsidiaries;

            (v) ISI, LLC and their respective Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; and

            (vi) there is no proceeding, claim, suit, action or governmental investigation pending or threatened in respect to which any current or former director, officer, employee or agent of ISI, LLC or any of their respective Subsidiaries is or may be entitled to claim indemnification from ISI, LLC or any of their respective Subsidiaries (A) pursuant to their respective charters, agreements or bylaws, (B) as provided in any indemnification agreement to which ISI, LLC or any of their respective Subsidiaries is a party or (C) pursuant to applicable law.

      (m) Intellectual Property.

            (i) "Intellectual Property" means:

                  (1) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

                  (2) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively with the Issued Patents, the "Patents");

                  (3) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

                  (4) common law trademarks, registered trademarks, applications for registration of trademarks, common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names and trade dress (collectively, "Trademarks");

                  (5) all right, title and interest of ISI and LLC to the extent required and used to conduct their business as presently conducted in, to, or under (i) all invention disclosures, improvements, trade secrets, proprietary information, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) all moral and economic rights of authors and inventors, however denominated, (iii) database and data collections and computer software, whether owned or licensed, to the extent fully assignable; and (iv) all industrial designs and registration's and applications therefor (collectively, as such is required and used to conduct the business as currently conducted by ISI and LLC);

                  (6) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes related to the business as such business is currently conducted and as its business is proposed to be conducted;

                  (7) all domain names registered; and

                  (8) all other intangible intellectual property assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

            (ii) Except as set forth in Section 3.01(m) to the ISI Disclosure Letter, ISI, LLC and each of their respective Subsidiaries owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used in the business of ISI and LLC as currently conducted by ISI, LLC and each of their respective Subsidiaries (the "ISI Intellectual Property"), free and clear of all liens, claims or encumbrances. ISI Intellectual Property constitutes all of the Intellectual Property necessary to enable ISI, LLC and each of their respective Subsidiaries to conduct their business as such business is currently being conducted. ISI, LLC and each of their respective Subsidiaries has not received notice that any current or former officer, director, stockholder, employee, consultant or independent contractor has asserted any right, claim or interest in or with respect to any ISI Intellectual Property, and ISI, LLC and each of their respective Subsidiaries are not aware of a reasonable basis for any such claim. There is no unauthorized use, disclosure or misappropriation of any ISI Intellectual Property by any employee or former employee of ISI, LLC and each of their respective Subsidiaries or by any other third party. There are no royalties, fees or other payments payable by ISI, LLC and each of their respective Subsidiaries to any third person under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of ISI Intellectual Property. The operation of the businesses of each of ISI, LLC and their respective Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trade secret, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made or notices received in connection therewith.

            (iii) With respect to each item of ISI Intellectual Property incorporated into any product of Subsidiaries or otherwise used in the business of Subsidiaries, Section 3.01(m) to the ISI Disclosure Letter lists:

                  (1) all Patents, Copyrights and Trademarks issued to or registered by ISI, LLC and each of their respective Subsidiaries, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and

                  (2) the following agreements relating to each of the proprietary products of ISI, LLC and each of their respective Subsidiaries (the "ISI Products") or other ISI Intellectual Property: (A) all agreements granting any right to distribute or sublicense an ISI Product on any exclusive basis, (B) any exclusive licenses of Intellectual Property to or from ISI, LLC and each of their respective Subsidiaries, (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to ISI, LLC and each of their respective Subsidiaries are $5,000 or more, (D) joint development agreements,
(E) any agreement by which ISI, LLC and each of their respective Subsidiaries grants any ownership right to any ISI Intellectual Property owned by ISI, LLC and each of their respective Subsidiaries, (F) any judicial, administrative, regulatory or other governmental order relating to Intellectual Property, (G) any option relating to any ISI Intellectual Property, and (H) agreements pursuant to which any party is granted any rights to access source code or to use source code, including without limitation any rights to create derivative works of ISI Products.

            (iv) Section 3.01(m) to the ISI Disclosure Letter contains an accurate list as of the date of this Merger Agreement of all licenses, sublicenses and other agreements to which ISI, LLC and each of their respective Subsidiaries is a party and pursuant to which ISI, LLC and each of their respective Subsidiaries is authorized to use any Intellectual Property owned by any third party, excluding "off the shelf" or other software at a cost not exceeding $5,000 and available through regular commercial distribution channels on standard terms and conditions, including any related support and maintenance ("Third Party Intellectual Property").

            (v) There is no unauthorized use, disclosure, infringement or misappropriation of any ISI Intellectual Property, including any Third Party Intellectual Property by any third party, including any employee or former employee of Seller or any of its subsidiaries. Other than in respect of agreements with ISI's officers and directors, LLC's officers and members, and each of ISI's and LLC's respective Subsidiaries' officers and directors, ISI, LLC and each of their respective Subsidiaries have not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in agreements with end users arising in the Ordinary Course. There are no royalties, fees or other payments payable by ISI, LLC and each of their respective Subsidiaries to any Person by reason of the ownership, use, sale or disposition of Intellectual Property, excluding royalties, fees and other payments related to "off the shelf" or other software at a cost not exceeding $5,000.

            (vi) ISI, LLC and each of their respective Subsidiaries are not in breach of any license, sublicense or other agreement relating to ISI Intellectual Property or Third Party Intellectual Property Rights. Neither the execution, delivery or performance of this Merger Agreement or any ancillary agreement contemplated hereby nor the consummation of the transactions contemplated by this Merger Agreement will contravene, conflict with or result in an infringement on ISI Intellectual Property, including any Third Party Intellectual Property.

            (vii) All Patents, registered Copyrights, registered Trademarks and registered service marks held by ISI, LLC and each of their respective Subsidiaries are valid and subsisting. All maintenance and annual fees due through the date of this Merger Agreement have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. ISI, LLC and each of their respective Subsidiaries have not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. ISI, LLC and each of their respective Subsidiaries have not received notice of any proceeding pending or threatened nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of ISI Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Copyrights, Trademarks, service marks or violation of any trade secret or other proprietary right of any third party. ISI, LLC and each of their respective Subsidiaries has not brought a proceeding alleging infringement of ISI Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

            (viii) All current and former officers and employees of ISI, LLC and each of their respective Subsidiaries have executed and delivered to ISI or LLC an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to ISI or LLC of any Intellectual Property arising from services performed for ISI, LLC or each of their respective Subsidiaries by such persons. All current and former consultants and independent contractors to ISI, LLC and each of their respective Subsidiaries involved in the development, modification, marketing and servicing of ISI Products and/or ISI Intellectual Property have executed and delivered to ISI or LLC an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to ISI or LLC of any Intellectual Property arising from services performed for ISI, LLC and each of their respective Subsidiaries by such persons. No employee or independent contractor of ISI, LLC and each of their respective Subsidiaries is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with ISI, LLC and each of their respective Subsidiaries.

            (ix) ISI, LLC and each of their respective Subsidiaries has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all ISI Intellectual Property (except such ISI Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Intellectual Property it owns or uses. All Intellectual Property not otherwise protected by Patents or Copyrights owned by ISI, LLC and each of their respective Subsidiaries (except such ISI Intellectual Property whose value would be unimpaired by public disclosure) used by or disclosed to a third party has been pursuant to the terms of a written agreement between ISI, LLC and each of their respective Subsidiaries and such third party.

            (x) No product liability claims have been communicated in writing to or threatened against ISI, LLC and each of their respective Subsidiaries.

            (xi) A complete list of each of ISI Products and ISI's proprietary software ("ISI Software"), together with a brief description of each, is set forth in Section 3.01(m) to the ISI Disclosure Letter.

            (xii) ISI, LLC and each of their respective Subsidiaries are not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by ISI, LLC and each of their respective Subsidiaries, or which may affect the validity, use or enforceability of such ISI Intellectual Property. ISI, LLC and each of their respective Subsidiaries are not subject to any agreement which restricts in any material respect the use, transfer, or licensing by ISI, LLC and each of their respective Subsidiaries of the ISI Intellectual Property owned by ISI, LLC and each of their respective Subsidiaries, or ISI Products.

      (n) Environmental Matters. For purposes of this Merger Agreement:

            (i) "Environmental Law" means any applicable law regulating, prohibiting or requiring the notification of Releases into any part of the natural environment, pertaining to the protection of natural resources, the environment and public and employee health and safety, or governing or regulating the use, storage, handling, transportation, treatment, processing, disposal or generation of any Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.), Safe Drinking Water Act (Section 42 U.S.C. Section 300 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the regulations promulgated pursuant thereto, and any other such applicable county, province, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date.

            (ii) "Hazardous Material" means any substance, material or waste which is regulated pursuant to any Environmental Law by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or in the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law;

            (iii) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

            (iv) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) investigate, clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment;
(II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

                  (1) The operations of ISI, LLC and their respective Subsidiaries have been and, as of the Closing Date, will be in compliance with all Environmental Laws;

                  (2) ISI, LLC and their respective Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses;

                  (3) ISI, LLC and their respective Subsidiaries are not subject to any outstanding orders, investigations or contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or
(C) any Release or threatened Release of a Hazardous Material;

                  (4) ISI, LLC and their respective Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law or liability attributable to the Release of any Hazardous Material;

                  (5) Neither ISI, LLC nor any of their Subsidiaries has any contingent liabilities in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site);

                  (6) The operations of ISI, LLC and their respective Subsidiaries involving the generation, transportation, treatment, storage or disposal of Hazardous Material or any state equivalent are in compliance with applicable Environmental Laws; and

                  (7) There is not now on or in any property (leased or owned) of ISI, LLC and their respective Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments; (B) any asbestos-containing materials; or (C) any polychlorinated biphenyls.

      (o) Vote Required. The affirmative, unanimous vote (whether in writing or by proxy) of the holders of the outstanding shares of ISI Common Stock voting together as a single class, and the affirmative, unanimous vote of the LLC Membership Interests voting together as a single class, are the only votes of the holders of any class or series of ISI or LLC securities necessary to approve this Merger Agreement and the transactions contemplated hereby, and such votes approving the proposed transactions have been received. ISI has taken such other action with respect to any other anti-takeover provisions in its Bylaws or Certificate of Incorporation to the extent necessary to consummate the Merger on the terms set forth in this Merger Agreement, and LLC has taken such other action with respect to any other anti-takeover provisions in its Certificate of Formation or limited liability company operating agreement to the extent necessary to consummate the Merger on the terms set forth in this Merger Agreement.

      (p) Insurance. ISI maintains insurance coverage adequate for the operation of the business of ISI and each of its Subsidiaries and LLC maintains insurance coverage adequate for the operation of the business of LLC and each of its Subsidiaries, and the transactions contemplated hereby will not materially adversely affect such coverage. Section 3.01(p) to the ISI Disclosure Letter sets forth a true and complete list of such coverage.

      (q) Broker Fees. Except as disclosed on Section 3.01(q) of the ISI Disclosure Letter, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of ISI or LLC.

      (r) Material Contracts and Agreements. Section 3.01(r) to the ISI Disclosure Letter includes: (a) a list of all written and oral contracts to which Seller or any of its subsidiaries is a party or by which its property is bound that involve consideration or other expenditure in excess of $5,000 or performance over a period of more than six (6) months or that is otherwise material to its business or operations (excluding licenses relating to third party Intellectual Property at a cost not exceeding $5,000) ("Material Contracts"); (b) a list of all real or personal property leases to which Seller or any of its subsidiaries is a party involving consideration or other expenditure in excess of $5,000 over the term of the lease ("Material Leases");
(c) a list of all guarantees of, or agreements to indemnify or be contingently liable for, the payment or performance by any individual or entity to which ISI, LLC or any of their respective subsidiaries is a party (excluding indemnification provisions relating to the ISI Intellectual Property arising in the ordinary course) ("Guarantees"); (d) each employment or severance contract, lease agreement and credit agreement, note or other instrument relating to indebtedness of ISI, LLC and their respective Subsidiaries; and (e) a list of all contracts or other formal or informal understandings between ISI, LLC or any of their respective subsidiaries and any of their respective officers, directors, members, employees, agents, stockholders or affiliates ("Related Party Agreements"). True and complete copies of each Material Contract, Material Lease, Guarantee and Related Party Agreements, to the extent they are in written form, have been furnished to CSI. Except as may be set forth in Section 3.01(r) to the ISI Disclosure Letter, each Material Contract is in full force and effect, valid and binding in accordance with its terms on Seller and no notice of any material breach or violation thereof has been given to ISI or LLC. All agreements listed in Section 3.01(r) to the ISI Disclosure Letter are valid, binding and enforceable in accordance with their terms and are in full force and effect against ISI or LLC, as applicable, and the other parties thereto, subject to (a) judicial principles limiting the availability of specific performance, injunctive relief and other equitable remedies, and (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

      (s) Title to Properties.

            (i) Section 3.01(s)(i) to the ISI Disclosure Letter sets forth a true and complete list of properties owned or leased by ISI, LLC and their respective Subsidiaries. Each of ISI, LLC and their respective Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business. All such assets and properties, other than assets and properties in which ISI, LLC and their respective Subsidiaries has leasehold interests, are free and clear of all liens, other than those set forth on Section 3.01(s)(ii) to the ISI Disclosure Letter.

            (ii) Each of ISI, LLC and their respective Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect and none of ISI, LLC and their respective Subsidiaries have received any notice or other communication, oral or written, indicating that any such lease will be terminated other than in the ordinary course of business.

      (t) Accounts Receivable. All the accounts receivable of ISI and LLC are listed on Section 3.01(t) to the ISI Disclosure Letter, at the aggregate recorded amount thereof. Except as otherwise noted therein, these accounts receivable are valid receivables and subject to no valid counterclaims or set-offs.

      (u) Creditors; Bankruptcy, etc. ISI and LLC are not a parties to any proceeding as a debtor in any court under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors' relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official of ISI or LLC or for a substantial part of any of their assets or property.

      (v) Clients and Customers. Section 3.01(v) to the ISI Disclosure Letter lists the names and locations of the clients and customers of ISI and LLC from January 1, 2000 through the Closing Date.

      (w) Contributions and Payments. Neither ISI, LLC nor any of their respective Subsidiaries, nor any of their employees, officers, directors or agents, at any time during the last five (5) years have: (i) made any unlawful contribution to any candidate for foreign office or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

      (x) Bank Accounts; Powers of Attorney. Section 3.01(v) to the ISI Disclosure Letter hereto sets forth a complete and correct list showing: (a) all banks in which ISI, LLC and each of their respective Subsidiaries maintains a bank account or safe deposit box (collectively, "ISI Bank Accounts"), together with, as to each such ISI Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto; and (b) the names of all persons holding powers of attorney from ISI and LLC, true and correct copies thereof which have been delivered to the CSI.

      (y) Disclosure. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of ISI, LLC and/or either of the Majority Stockholders shall be deemed representations and warranties by ISI, LLC and the Majority Stockholders.

Section 3.02 Representations and Warranties of CSI and Merger Sub.

      Subject to the exceptions set forth in the disclosure letter to be delivered to ISI and LLC in connection herewith (the "CSI Disclosure Letter"), CSI and Merger Sub jointly and severally represent and warrant to ISI and LLC as follows:

      (a) Organization, Standing and Power. Each of CSI and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so organized or so to qualify (individually or in the aggregate) would not have a Material Adverse Effect on CSI or Merger Sub. CSI has heretofore delivered and made available to ISI and LLC (or such information was readily accessible through the SEC Edgar Website) accurate and complete copies of its Certificate of Incorporation and by-laws, or other similar organizational documents, as currently in effect, of CSI and each of its Subsidiaries.

      (b) Capital Structure. As of the date hereof, the authorized capital stock of CSI consists of 1,000,000,000 shares of CSI Common Stock and 20,000,000 of preferred stock ("CSI Preferred Stock"). At the close of business on May 18, 2005, (i) 788,474,038 shares of CSI Common Stock were issued and outstanding, and (ii) no shares of CSI Preferred Stock were outstanding. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 100 shares of which are validly issued, fully paid and nonassessable, and are owned by CSI. Merger Sub was formed solely for the purpose of participating in the Merger, has no assets other than that amount of cash that is required for it to be organized as a corporation under the DGCL and has conducted no activities other than in connection with its incorporation.

      (c) Authority; No Violations, Consents and Approvals.

            (i) Each of CSI and Merger Sub has all requisite corporate power and authority to enter into this Merger Agreement and to consummate the transactions contemplated hereby (including the issuance of shares of CSI Common Stock in the Merger). The execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection therewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CSI and Merger Sub (including the issuance of shares of CSI Common Stock in the Merger). This Merger Agreement and each of the agreements required to be executed in connection therewith has been duly executed and delivered by CSI and Merger Sub. Assuming this Merger Agreement constitutes the valid and binding obligation of ISI and LLC, it and each of the agreements required to be executed in connection therewith also constitutes a valid and binding obligation of each of CSI and Merger Sub and is enforceable against each of them in accordance with its terms; provided, however, that such enforceability is subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

            (i) Except as set forth on Section 3.02(c)(ii) to the CSI Disclosure Letter, the execution and delivery of this Merger Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of CSI or Merger Sub under, any provision of (A) the Certificate of Incorporation or Bylaws of CSI or Merger Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to CSI or Merger Sub or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CSI or Merger Sub or any of their properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on CSI, materially impair the ability of CSI or Merger Sub to perform its respective obligations hereunder or prevent in any material respect the consummation of any of the transactions contemplated hereby.

            (ii) To the Knowledge of CSI, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to CSI in connection with the execution and delivery of this Merger Agreement by CSI and Merger Sub or the consummation by CSI and Sub of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on CSI, except for: (A) compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder as may be required in connection with this Merger Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (C) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws.

      (d) SEC Documents. CSI has filed all reports, forms and documents required to be filed by it with the Securities and Exchange Commission ("SEC"). A true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by CSI with the SEC since January 30, 2004 (the "CSI SEC Documents") has been made available to ISI and LLC (or such information was readily accessible through the SEC Edgar Website).

      (e) Absence of Certain Changes or Events. Except as disclosed in, or reflected in the CSI SEC Documents, or except as contemplated by the Merger Agreement, since the date of CSI's Current Balance Sheet (as defined below) there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of CSI's capital stock; (ii) any amendment of any material term of any outstanding equity security of CSI or any Subsidiary; or (iii) a Material Adverse Effect with respect to CSI.

      (f) No Undisclosed Material Liabilities. Except as disclosed in the CSI SEC Documents, to CSI's knowledge, there are no liabilities of CSI or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Material Adverse Effect on CSI, other than liabilities adequately provided for on the balance sheet of CSI dated as of March 31, 2005 (including the notes thereto) contained in CSI's Quarterly Report on Form 10-QSB for the three-month period ended March 31, 2005 ("CSI's Current Balance Sheet").

      (g) Litigation. Except as disclosed in the CSI SEC Documents, there is no
(i) suit, action or proceeding pending or threatened against or affecting CSI or any Subsidiary of CSI, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CSI or any Subsidiary of CSI that (in any case) would have a Material Adverse Effect on CSI or prevent CSI from consummating the transactions contemplated by this Merger Agreement.

      (h) No Vote Required. No vote of the holders of any class or series of CSI capital stock is necessary to approve the Merger Agreement or the transactions contemplated hereby, including, without limitation, the issuance of CSI Common Stock.

      (i) Broker Fees. Except as disclosed on Section 3.02(i) of the CSI Disclosure Letter, no broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of CSI.


                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

Section 4.01 Registration of Stock Consideration. CSI shall file with the SEC, within 45 days of the issuance of Additional Stock Consideration, a registration statement on Form SB-2 (the "Form SB-2") covering the resale of the shares of all CSI Common Stock included in the Additional Stock Consideration. The Majority Stockholders shall have one demand registration right and "piggyback" registration rights, subject to underwriters' cutbacks.

Section 4.02 Legal Conditions to Merger. Except as otherwise provided herein, each of ISI, LLC, CSI and Merger Sub will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of ISI, LLC and CSI will, and will cause their respective Subsidiaries to, take all actions reasonably necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity or court required to be obtained or made by ISI, LLC, CSI or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Merger Agreement.

Section 4.03 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

Section 4.04 Public Announcements and Regulation FD.

      (a) CSI, ISI and LLC will agree with each other with respect to the contents thereof before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Merger Agreement, except as may be required by SEC rules and regulations, applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system (but shall still provide a copy of such release to the other party).

      (b) Any information concerning ISI or LLC disclosed to CSI or Merger Sub or their respective affiliates or representatives or any information concerning CSI or Merger Sub or their respective affiliates or representatives disclosed to ISI or LLC, which has not been publicly disclosed, shall be kept strictly confidential by the parties hereto and shall not be disclosed or used by the recipients and until publicly disclosed by the party to which such information relates; provided, however, that the foregoing provision shall not prohibit disclosures by any party of information that (i) was in the possession of a party prior to the date hereof, provided that such information is not known by such party to be subject to a confidentiality agreement, (ii) is or becomes generally available to the public other than as a result of a disclosure by a party in violation of this Section 5.05, or (iii) a party is required to disclose by law, including in connection with a proceeding or in connection with the payment of Taxes. Each party hereto hereby agrees that no public announcements concerning the terms of this Merger Agreement or the transactions contemplated thereunder shall be made without the mutual consent of the parties, not to be unreasonably withheld. Notwithstanding the foregoing, CSI shall be entitled to issue a press release announcing the execution of this Merger Agreement and the transactions contemplated hereunder.

      (c) All parties hereto agree not to use any confidential information to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any shares of CSI Common Stock (or other securities, warrants or other forms of convertible securities outstanding or other rights to acquire such securities). All parties hereto acknowledge that
(i) a purpose of this Section 5.05(c) relating to confidentiality is so that CSI will be in compliance with Regulation FD promulgated by the SEC, and other applicable securities laws, and (ii) if ISI and LLC do not comply with the provisions of this Section 5.05(c), CSI may be deemed by such action to be in violation of such laws and regulations, which could have a Material Adverse Effect on the business of CSI.

Section 4.05 Other Actions. Except as contemplated by this Merger Agreement, neither CSI, ISI nor LLC shall, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action that is likely to result in any of its respective representations or warranties hereunder being untrue or in any of the conditions to the Merger set forth in Article VI not being satisfied.

Section 4.06 Advice of Changes. The parties hereto shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on ISI or LLC.

Section 4.07 Indemnification.

      (a) ISI, LLC and the Majority Stockholders shall jointly and severally indemnify, defend and hold harmless each of CSI, Merger Sub, their officers, directors, employees, shareholders, agents and consultants, and their respective heirs, legal representatives, successors and assigns (the "CSI Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid ("Losses") in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) the Lawsuits, (ii) any failure of any representation or warranty of ISI, LLC or Majority Stockholders to be true and correct at or before the Closing, (iii) any act, omission or conduct of ISI or LLC and their respective directors, officers, employees or agents, or Majority Stockholders, prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing, or (iv) the consummation of the transactions contemplated herein, and any action taken in connection therewith ("Indemnified Liabilities"). Any CSI Indemnified Party wishing to claim indemnification under this Section 4.07, upon learning of any such claim, action, suit, proceeding or investigation, shall notify ISI (or the Surviving Corporation, after the Closing), but the failure so to notify shall not relieve a party from any liability that it may have under this Section 4.07, except to the extent such failure materially prejudices such party. A CSI Indemnified Party shall not be entitled to indemnification under this Section 4.07 until the aggregate of the indemnification exceeds $20,000. Indemnification for breaches of the representations of Section 3.01(j) shall be limited to taxes for taxable periods ending on or prior to the Closing Date. No CSI Indemnified Party shall be entitled to indemnification hereunder with respect to a breach of any representation or warranty hereunder that such CSI Indemnified Party had knowledge of prior to the Closing.

      (b) All rights to indemnification under this Section 4.07 shall survive the consummation of the Merger and the termination of this Agreement until the first anniversary of the Closing Date, subject to the terms of the Escrow Agreement attached hereto as Exhibit C. The provisions of this Section 5.09 are intended to be for the benefit of, and shall be enforceable by, each CSI Indemnified Party, and his, her or its heirs and representatives. No party shall enter into any settlement regarding the foregoing without prior approval of the CSI Indemnified Party.

      (c) Notwithstanding anything to the contrary contained herein, the Escrowed Amount shall be the sole and exclusive remedy available for all Indemnified Liabilities and any other claims under this Merger Agreement, except for those related to Taxes, which shall survive as long as the applicable statute of limitations. The Escrowed Amount shall be subject to the terms of the Escrow Agreement attached hereto as Exhibit C. The amount of any Loss subject to Indemnification under this Section 5.09 shall be calculated net of any insurance proceeds received by the Indemnified Party on account of such Loss. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly in accordance with the terms of the Escrow Agreement. In the event that any of the accounts receivable under the Line of Credit is collected by Merger Sub, but Merger Sub has not submitted a required payment on the Line of Credit Note within seven (7) business days upon receipt of such outstanding accounts receivable, ISI shall have the opportunity to claim default for the amount due. Merger Sub shall have the opportunity to cure this default within three (3) business days of receipt of such default notice (the "Cure Period") and make the requisite payment in full. If payment in full has not been made to the holders of the Line of Credit Note by the end of the Cure Period, such holders shall receive a consent judgment for the full amount of payment due. In the event that payment has been made during the Cure Period, there shall be no consent judgment for holders of the Line of Credit Note. In the event that a consent judgment is received at any time, any subsequent consent judgment(s) received in accordance with the above payment terms while a present consent judgment remains outstanding and unpaid shall be for the entire outstanding balance of the Line of Credit Note.

Section 4.08 Section 16. Prior to the Effective Time each of the parties hereto shall take all such steps as may be required to cause the transactions contemplated by this Merger Agreement including any dispositions of ISI Common Stock and acquisitions of CSI Common Stock (including derivative securities with respect to CSI Common Stock) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ISI, LLC or CSI, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.09 Reservation of Common Shares. CSI shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued CSI Common Stock for the purpose of enabling it to satisfy any obligation to issue Additional Stock Consideration, the number of shares of CSI Common Stock which may be issuable as Additional Stock Consideration. CSI or, if appointed, any transfer agent for the CSI Common Stock (the "Transfer Agent"), will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. CSI shall keep a copy of this Merger Agreement on file with any such Transfer Agent. CSI will supply any such Transfer Agent with duly executed certificates for such purposes. CSI will furnish any such Transfer Agent a notice of all adjustments and certificates related thereto made under Section 2.01(h) hereof. CSI covenants that all Additional Stock Consideration will be validly authorized an issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

                                    ARTICLE V
                                CLOSING DOCUMENTS

Section 5.01 Documents To Be Delivered by ISI, LLC and the Majority
Stockholders.

      (a) Certifications and Opinion. ISI and LLC shall have furnished CSI and Merger Sub with:

            (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of ISI and a certified copy of a resolution or resolutions duly adopted by the Board of Managers of LLC and approving this Merger Agreement and consummation of the Merger and the transactions contemplated hereby;

            (ii) a certified copy of an unanimous resolution or resolutions duly adopted by the holders of the outstanding shares of ISI Common Stock approving the Merger and the transactions contemplated hereby, and a certified copy of an unanimous resolution or resolutions duly adopted by the holders of the outstanding LLC Membership Interests approving the Merger and the transactions contemplated hereby;

            (iii) a favorable opinion, dated the Closing Date, in customary form and substance, of Foley & Lardner LLP, counsel to ISI and LLC, dated the Closing Date substantially to the effect that:

                  1) Each of ISI, LLC and its Subsidiaries is an entity validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate or limited liability company power, as the case may be, to own its properties and assets and to carry on its business as presently conducted;

                  2) ISI and LLC have the requisite corporate power to effect the Merger as contemplated by this Merger Agreement; the execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection herewith did not, and the consummation of the Merger will not, violate any provision of ISI's Certificate of Incorporation or Bylaws or LLC's Certificate of Formation or limited liability company operating agreement;

                  3) The Board of Directors of ISI has taken all action required by the DGCL and its Certificate of Incorporation or its Bylaws, and the Board of Managers of LLC has taken all action required by the DLLCA and its Certificate of Formation or its limited liability company operating agreement, to approve the Merger and to authorize the execution and delivery of this Merger Agreement and the transactions contemplated hereby; the Majority Stockholders have taken all action required by the DGCL and ISI's Certificate of Incorporation and By-Laws to authorize the Merger in accordance with the terms of this Merger Agreement; the ISI Membership Holders have taken all action required by the DLLCA and LLC's Certificate of Formation and its limited liability company operating agreement to authorize the Merger in accordance with the terms of this Merger Agreement; and this Merger Agreement is a valid and binding agreement of ISI and LLC.

      (b) Good Standing Certificates. ISI and LLC shall have furnished CSI with good standing and existence certificates for ISI, LLC and their respective Subsidiaries from their respective jurisdictions of organization and other jurisdictions as CSI shall reasonably request.

      (c) JP Morgan Chase Agreement. Notwithstanding anything to the contrary contained herein, that certain agreement by and between ISI and JP Morgan Chase, pursuant to which ISI provides consulting services to JP Morgan Chase (the "Morgan Agreement"), shall be in full force and effect on the Closing Date. As of the Closing Date, none of ISI, LLC or the Majority Stockholders shall have any knowledge or have received any communication, either written, oral or otherwise, indicating there has been a breach, default or any other event that could (i) immediately or with the passage of time, give rise to the Morgan Agreement's termination, (ii) immediately or with the passage of time, alter the terms of the Morgan Agreement in a manner detrimental to ISI, or (iii) immediately or with the passage of time, give rise to the non-payment of any obligations owed under the Morgan Agreement by JP Morgan Chase.

Section 5.02 Documents To Be Delivered by CSI and Merger Sub.

      (a) Certifications and Opinion. CSI shall have furnished ISI and LLC with:

            (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of CSI and Merger Sub approving this Merger Agreement and consummation of the Merger and the transactions contemplated hereby; and

            (ii) a favorable opinion, dated the Closing Date, in customary form and substance, of Ellenoff Grossman & Schole LLP, counsel to CSI and Merger Sub, substantially to the effect that:

                  1) Each of CSI and Merger Sub is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power to own its properties and assets and to carry on its business as presently conducted;

                  2) Each of CSI and Merger Sub has the requisite corporate power to effect the Merger as contemplated by this Merger Agreement; the execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection herewith did not, and the consummation of the Merger will not, violate any provision of CSI's or Merger Sub's Certificate of Incorporation or Bylaws; and

                  3) The respective Board of Directors of CSI and Merger Sub have taken all action required under its jurisdiction of incorporation, its Certificate of Incorporation or its Bylaws to authorize the execution and delivery of this Merger Agreement and the transactions contemplated hereby, and to authorize the Merger in accordance with the terms of this Merger Agreement; and this Merger Agreement is a valid and binding agreement of CSI and Merger Sub.

      (b) Good Standing Certificates. CSI and Merger Sub shall have furnished ISI and LLC with good standing and existence certificates for CSI and Merger Sub from their respective jurisdictions of organization.


                                   ARTICLE VI
                               GENERAL PROVISIONS

Section 6.01 Amendment. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.02 Payment of Expenses. Each party hereto shall pay its own expenses (including legal and accounting fees) incident to preparing for entering into and carrying out this Merger Agreement and the consummation of the transactions contemplated hereby as well as for any audit fees for prior fiscal years, whether or not the Merger shall be consummated. At Closing, CSI shall pay $60,000 of ISI's investment banking fees owed to Innovation Advisors.

Section 6.03 Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall survive the Effective Time, for a period of one year from the Closing Date.

Section 6.04 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                  (a) if to CSI or Merger Sub, to:

                      Conversion Services International, Inc.
                      100 Eagle Rock Avenue
                      East Hanover, NJ 07936
                      Attention: Scott Newman
                      Fax: 973-560-9500

                      with a copy to:

                      Ellenoff Grossman & Schole LLP
                      370 Lexington Avenue
                      New York, NY 10017
                      Attention:  Douglas S. Ellenoff, Esq.
                      Fax: 212-370-7889

                  (b) if to ISI or LLC, to:

                      Integrated Strategies, Inc.
                      11 Penn Plaza, 5th Floor
                      New York, New York 10001
                      Attention: Adam Hock
                      Fax: _____

                      with a copy to:

                      Foley & Lardner LLP
                      100 North Tampa Street, Suite 2700
                      Tampa, FL 33602
                      Attention: Richard H. Agster, Esq.
                      Fax: 813-221-4210

Section 6.05 Interpretation: Certain Definitions. When a reference is made in this Merger Agreement to Sections, such reference shall be to a Section of this Merger Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement. Whenever the word "include," "includes" or "including" is used in this Merger Agreement, it shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Merger Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Merger Agreement, "affiliate" means, as to the person specified, any person controlled, controlled by, or under common control with such person, and "person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust or other entity.

Section 6.06 Counterparts. This Merger Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties via mail, overnight courier or facsimile, it being understood that all parties need not sign the same counterpart.

Section 6.07 Entire Agreement; No Third-Party Beneficiaries. This Merger Agreement (together with any other documents and instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 6.08 Governing Law. Except to the extent Delaware law is mandatorily applicable to the Merger, this Merger Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.

Section 6.09 Assignment. Neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly formed direct or indirect wholly owned Subsidiary of CSI. Subject to the preceding sentence, this Merger Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 6.10 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Merger Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Merger Agreement or makes the Merger Agreement impossible to perform in which case this Merger Agreement shall terminate. Except as otherwise contemplated by this Merger Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 5.03 hereof or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

Section 6.11 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of New Jersey, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court sitting in New Jersey in the event any dispute between the parties hereto arises out of this Merger Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Merger Agreement in any court other than a Federal or state court sitting in New Jersey.

Section 6.12. Further Assurances. Subject to the terms and conditions herein provided, the parties hereto shall do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable laws, to consummate and make effective the transactions contemplated by this Merger Agreement as soon as reasonably practicable.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, each of the following has caused this Merger Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                                CONVERSION SERVICES INTERNATIONAL, INC.


                                By: /s/ Scott Newman
                                    --------------------------------------------
                                    Name:  Scott Newman
                                    Title: President and Chief Executive Officer

                                ISI MERGER CORP.


                                By: /s/ Scott Newman
                                    --------------------------------------------
                                    Name:  Scott Newman
                                    Title: President and Chief Executive Officer

                                INTEGRATED STRATEGIES, INC.


                                By: /s/ Adam Hock
                                    --------------------------------------------
                                    Name:  Adam Hock
                                    Title: Chairman and Chief Executive Officer

                                ISI CONSULTING, LLC


                                By: /s/ Adam Hock
                                    --------------------------------------------
                                    Name:  Adam Hock
                                    Title: Manager

                                MAJORITY STOCKHOLDERS:


                                /s/ Adam Hock
                                ------------------------------------------------
                                ADAM HOCK


                                /s/ Larry Hock
                                ------------------------------------------------
                                LARRY HOCK